Exhibit 11.1

ChipMOS TECHNOLOGIES INC.

Code of Ethical Conduct

Article 1 (Purpose of and basis for adoption)

To guide directors, managers and other employees of the Company to act in line with our code of ethics and to allow the interested parties of the Company to have more understanding about our code of ethics, the present Code of Ethical Conduct is hereby formulated for the purpose of compliance.

Article 2 (Persons subject to this Code)

This Code of Ethical Conduct is applicable to directors, managers and other employees of the Company. The applicable persons as set forth in the preceding paragraph are hereinafter referred to as “the Staff of the Company.”

Article 3 (Principal of honesty and good faith)

For the conduct of corporate management, the Company and the staff of the Company shall abide by the code of ethics and the principle of honesty and good faith, complying with the articles of this Code of Ethical Conduct.

Article 4 (Prevention of conflict of interest)

The staff of the Company shall deal with the public services objectively and effectively, and the staff themselves, their spouses and first-degree and second-degree relatives shall not gain any unjustified benefit due to the position of such staff in the Company.

Meanwhile, when the Company offers financial loans, provides guarantees, makes significant asset deals or buys (sells) goods to/from the Companies affiliated with the parties referred to above, the staff of the Company shall handle such transactions pursuant to the code of conduct of the Company, explaining whether or not there is any latent conflict of interest with the Company so as to prevent any potential conflict of interest.

Article 5 (Prohibition of pursuing personal gain)

The staff of the Company shall not conduct the following acts:

1.
gain personal profit by taking advantage of property or information of the Company or of their positions in the Company;
2.
engage in any competitive act with the Company; or
3.
engage in any acts prohibited by the code of conduct of the Company or other relevant provisions.

In the event of any opportunity for earning profit for the Company, directors and managers of the Company are responsible for increasing the legal profit to be obtained by the Company.

Article 6 (Confidentiality)

The staff of the Company shall have a duty of confidentiality with regard to technical and non-technical information of the company or the information of customers/suppliers that buy goods from or sell goods to the Company (collectively referred to as "Confidential Information"), unless such information shall be disclosed under requirement of law. Moreover, the Confidential Information shall include undisclosed information that may impair the Company or its clients after such information is used or divulged by any competitor.

Article 7 (Fair trade)

The staff of the Company shall abide by the principal of honesty and good faith, fairly treating customers/suppliers that buy goods from or sell goods to the Company, and competitors and employees of the Company, and shall not try to control, conceal or abuse information obtained from execution of business in order to gain any unjustified benefit by making untrue statements for important events or other unfair transactions.

Article 8 (Safeguarding and proper use of company assets)

The staff of the Company shall protect and properly use the assets of the Company, assuring that such assets can be legally and effectively used in business to prevent any larceny, negligence or waste.

Article 9 (Legal compliance)

The staff of the Company shall abide by the Securities and Exchange Act and other applicable regulations.

Article 10 (Encouraging reporting of illegal or unethical activities)

When suspecting or finding that any matter has violated the applicable rules and regulations or this Code of Ethical Conduct, the staff of the Company shall report to independent directors, managers, internal audit chiefs or other competent officers of the Company and provide sufficient information to enable the Company to deal with the relevant matters properly.

The reporter in the first paragraph may report anonymously through the Company's reporting system. All the details of the report will be kept confidential and verified through an independent source. The Company shall endeavor to protect the reporter from retaliation.

Article 11 (Disciplinary and appeal measures)

When any staff of the Company has violated this Code of Ethical Conduct, the Company shall handle the case pursuant to the applicable rules and regulations or relevant provisions of the Company, and shall without delay disclose such violation on the Market Observation Post System ("MOPS") regarding the date of the violation by the violator, reasons for the violation, the provisions of the code violated and the disciplinary actions taken.

The Company has set up a system for governing appeals in order to provide a remedy channel for violators of this Code of Ethical Conduct.

Article 12 (Procedures for exemption)

Where it is necessary for any director or manager of the Company to be exempted from the provisions of this Code of Ethical Conduct, such exemption shall be approved through a resolution adopted by the board meeting and the date on which the board of directors adopted the resolution for exemption, objections or reservations of independent directors, and the period of, reasons for, and principles behind the application of the exemption shall be disclosed without delay on the MOPS, in order that the shareholders may evaluate the appropriateness of the board resolution to prevent any arbitrary or dubious exemption from the Code, and to safeguard the interests of the Company by ensuring appropriate mechanisms for controlling any circumstance under which such an exemption occurs.

Article 13 (Method of disclosure)

The Company shall disclose the details of this Code on its website, its annual report, its prospectus and the MOPS. This provision is applicable to any amendments to this Code of Ethical Conduct.

Article 14 (Enforcement)

This Code of Ethical Conduct shall take effect after having been submitted to and approved by the board of directors, and submitted to a shareholders meeting. This provision is applicable to any amendments to this Code of Ethical Conduct.

This Code of Ethical Conduct is enacted on August 13, 2013, followed by the first amendment thereof on March 12, 2015 and the second amendment thereof on March 16, 2021.